THIRD AMENDMENT TO THE
RUBY TUESDAY, INC.
2003 STOCK INCENTIVE PLAN

THIS THIRD AMENDMENT is made as of this 20th day of July, 2011, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Ruby Tuesday, Inc. 2003 Stock Incentive Plan (the “Plan”) under an amended and restated indenture dated as of July 9, 2003, as amended by the First and Second Amendments thereto;

WHEREAS, the Company wishes to amend the Plan primarily to make changes to the Plan to revise the performance goals used to qualify certain awards as performance-based compensation under Section 162(m) of the Internal Revenue Code; and

WHEREAS, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of various dates indicated below, as follows:

1. By deleting Section 1.1(l-1) in its entirety and substituting therefor the following:

“(l-1)           ‘Performance Goals’ means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan.  Performance Goals may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to performance of the division, department or function within the Company or an affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence, (iii) performance solely in relation to objectives achieved during the Performance Period or as compared to past performance periods, and/or (iv) performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Goals established by the Committee. The Performance Goal(s) established by the Committee under an objective formula for any Performance Period under the Plan will consist of one or more of the following criteria:

Cash flow Earnings before interest, taxes, depreciation and amortization (EBITDA) Earnings per share (EPS)	Retention of Company team members in general or in any specific category or level of employment Earnings before interest, depreciation and amortization (EBIDA)

Net operating profit after taxes
(NOPAT)

Return on assets (ROA)

Return on net assets (RONA)

Return on equity (ROE)

Return on invested capital (ROIC)

Company, franchise or system same
restaurant sales (SRS)

Company, franchise or system traffic
growth (Guest Count Growth)

Market share or related strength of
brand measures related to consumer
perception, including but not limited
to brand relevance and guest
satisfaction, in each case based on
objective data such as guest or market
surveys

Economic value added (dollar spread
between return on capital and cost of
capital) (EVA)

Gross revenues

Operating income

Operating cash flow

Revenue, less cost of merchandise,
payroll and related costs and other
restaurant operating costs (Gross
profit)

Earnings before interest and taxes
(EBIT)

Earnings before interest, taxes,
depreciation, amortization and rent
(EBITDAR)

Company, franchise or system
restaurant growth in number of new
restaurants

Average restaurant volume growth

Fixed charge coverage ratio

Sales and earnings performance

Total shareholder return

General and administrative costs (as a
percentage of net sales or flat dollar
amount)

Consolidated net income

Management of capital or operating
expenditures

Appreciation of stock price

Market value added (Company market
value less total capital employed)

Debt levels, either alone or as a
percentage of any other Performance
Goal

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, including, but not limited to a change in applicable law, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable.  For example, the Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under Financial Accounting Standards No. 123R; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.  In any such case, the Committee shall consider whether any modification of the Performance Goals or minimum acceptable level of achievement would cause the exemption under Code Section 162(m) to become unavailable.”

2.   By adding a new Subsection (h) to Section 3.1, as follows:

“(h)           Dividends payable on Stock subject to a Stock Incentive and dividend equivalent rights payable with respect to a Stock Incentive shall not be paid prior to the vesting of the portion of the Stock Incentive to which they relate.”

3.   By deleting Clause (iv) of Subsection 3.2(a) and substituting therefor the following

“(iv)           No Repricing or Buyouts.  Except as provided in Section 5.2, without the approval of the Company’s stockholders, the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Stock Incentive.”

4.   By deleting from Subsection (c) of Section 3.2 the phrase “for at least six (6) months prior to the date of exercise”.

5.           By adding a new Subsection (f) to Section 3.2, as follows:

“(f)           No Reload Grants.   Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.”

6.           By deleting Subsection (b) of Section 3.4 in its entirety and substituting therefor the following:

“(b)           Any Stock Award that does not contain forfeitability provisions based upon Performance Goals shall vest over a period of no less than two (2) years, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.”

7.           By adding a new Subsection (d) to Section 3.4, as follows:

“(d)           Minimum Holding Period.  Any Stock Award granted under the Plan shall provide that the Stock subject to the Stock Award, net of shares of Stock withheld or otherwise applied to satisfy tax withholding obligations, shall be subject to a minimum holding period of six (6) months from the date the shares of Stock cease to be forfeitable, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.”

8.           By deleting Section 5.3 and substituting therefor the following:  “[Reserved.]”

The provisions of the Plan, as amended by this Third Amendment, shall become effective with respect to Stock Incentives granted on and after the date it is approved by stockholders at the 2011 annual meeting of the Company’s stockholders and if the stockholders of the Company fail to approve the Third Amendment at the 2011 annual meeting of shareholders, the Third Amendment shall be null and void but only as to those amendments pertaining to the use of Performance Goals (Paragraph 1 hereof).  In that event, the surviving provisions of the Third Amendment shall be effective with respect to Stock Incentives granted on and after the date of the 2011 annual meeting of stockholders, regardless of whether stockholder approval is received.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.

By:    /s/ Samuel E. Beall, III
Samuel E. Beall, III
Chairman of the Board,
Chief Executive Officer and President
ATTEST:

By:         /s/ Scarlett May
Scarlett May
Secretary

[CORPORATE SEAL]